EXHIBIT 3.1
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:48 PM 05/28/2002
020339454 - 2211104

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF RESTATED CERTIFICATE OF INCORPORATION OF
URECOATS INDUSTRIES INC.

URECOATS INDUSTRIES INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of Urecoats Industries Inc. duly adopted a resolution setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that said amendment be considered at the next annual meeting of stockholders. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, That the consolidation of the common stock of Urecoats Industries Inc. whereby every 10 shares of common stock will thereby represent a single share of common stock and a decrease in the common stock capitalization limit from 140 million shares to 25 million shares, subject to approval by the common stockholders at the upcoming Annual Meeting, based on such actions being in the best interests of this Corporation and its shareholders, and the amendment to the Restated Certificate of Incorporation, as the same is hereby amended as set forth below; and it is further,

     RESOLVED, that Article FOURTH, Section A of the Restated Certificate of Incorporation of this corporation be amended and replaced in its entirety, so that, as amended, said Article and Section shall be and read as follows:

"FOURTH:                            Capital Stock.  A. The total number of shares of stock which the Corporation shall have the authority to issue is Twenty Seven Million (27,000,000) shares of which Twenty Five Million (25,000,000) shall be Common Stock of the par value of One Cent ($.01) per share (hereinafter called the "Common Stock") and of which Two Million (2,000,000) shares shall be Preferred Stock of the par value of One Dollar ($1.00) per share (hereinafter called the "Preferred Stock")."

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held on May 28, 2002 pursuant to notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of this corporation shall not be reduced under or by reason of said amendment.

FIFTH: As amended hereby, the Restated Certificate of Incorporation of Urecoats Industries Inc. is hereby ratified and approved.

IN WITNESS WHEREOF, said URECOATS INDUSTRIES INC. has caused this certificate to be signed by Timothy M. Kardok, an authorized officer, this 28th day of May, 2002.

BY:	/s/ Timothy M. Kardok, President
TITLE OF OFFICER:	President